Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Pernix Therapeutics Holdings, Inc. of our report dated March 9, 2012, except with respect to our opinion on the financial statements insofar as it relates to the reverse stock split described in Note 13 as to which the date is December 21, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting of Somaxon Pharmaceuticals, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, CA

January 4, 2013